                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     and 0-11.
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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800





The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, July 5, 2001, at the Company's offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

     o   To elect the Company's entire Board of Directors for a one-year term.

     o To amend the Company's 1997 Long-Term Incentive Stock Plan to increase the number of shares issuable pursuant to awards under the plan from 2,500,000 to 3,400,000, and otherwise.

     o To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

     o To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on May 8, 2001, are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.



By Order of the Board of Directors



Mark A. Creatura, Secretary
Dated:   June 8, 2001

                           [intentionally left blank]

                        CONSUMER PORTFOLIO SERVICES, INC.

                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800



                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD JULY 5, 2001

                                   -----------

                                  INTRODUCTION



This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00A.M., local time on Thursday, July 5, 2001 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on May 8, 2001, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 19,237,808 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about June 8, 2001. The Company will pay the expenses incurred in connection with the solicitation of proxies. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINATIONS

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected. The entire board of directors of the Company is elected annually. Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them.

     NAME                             AGE    POSITION(S) WITH THE COMPANY
     Charles E. Bradley, Jr.           41    President, Chief Executive Officer, and Director
     Thomas L. Chrystie                67    Director
     John E. McConnaughy, Jr.          72    Nominated to become a Director
     John G. Poole                     58    Vice Chairman of the Board of Directors
     William B. Roberts                63    Director
     Robert A. Simms                   62    Director
     Daniel S. Wood                    42    Nominated to become a Director

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley, Jr. is currently serving as a director of NAB Asset Corporation. Charles E. Bradley, Sr., chairman of the board of directors of the Company since its formation, is his father. Mr. Bradley, Sr. is retiring from the Board, and will not stand for re-election at the Annual Meeting.

THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities. In addition, he served as Merrill Lynch & Co.'s Chief Financial Officer.

JOHN E. MCCONNAUGHY, JR. is nominated to become a director of the Company. He is the retired Chairman and Chief Executive Officer of GEO International Corp.
(GEO), a company in the business of nondestructive testing, screen printing and oil field services. Mr. McConnaughy served in those capacities from 1981 to 1992. GEO was spun off from Peabody International Corp. in 1981 and became publicly held at that time. Mr. McConnaughy was previously and concurrently Chairman and Chief Executive Officer of Peabody International Corp., from 1969 to 1986. He currently serves as a director of Riddell Sports Inc., Levcor International, Inc., Fortune Natural Resources, Inc., and Mego Financial Corp. Mr. McConnaughy is also a member of the Board of Trustees of the Strang Clinic and is the Chairman Emeritus of the Board of the Harlem School of the Arts.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He was a co-founder in 1982 of Stanwich Partners, Inc. ("Stanwich"), a Connecticut investment firm. His principal occupation has been a to serve as a director and vice president of that company. Mr. Poole is a director of Reunion Industries, Inc. and Sanitas, Inc.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts. Mr. Roberts serves on the board of directors of Atlantic City Racing Association, a publicly-held corporation, which owns and operates a race track.

ROBERT A. SIMMS has been a director of the Company since April 1995. He has been the Chairman and Chief Executive Officer of Simms Capital Management, Inc. since 1984. He is a director of the National Football Foundation and Hall of Fame. Mr. Simms also serves on the Board of Overseers of Rutgers University and was formerly a partner in Bear Stearns & Co.

DANIEL S. WOOD is nominated to become a director of the Company. Mr. Wood is president and chief executive officer of CTP Carrera, a manufacturer of custom injection moldings. Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of CTP Carrera Corporation. Mr. Wood does not currently serve on the board of directors of any publicly-traded companies.

BANKRUPTCY PROCEEDINGS. Mr. Bradley, Jr. is chairman of the board of members of LINC Acceptance Company, LLC ("LINC"). LINC is a limited liability company organized under the laws of Delaware, and its board of members has certain management authority. The operating agreement of LINC designated the chairman of the board of members as LINC's chief executive officer. LINC is a majority-owned subsidiary of the Company, which engaged in the business of purchasing retail motor vehicle installment purchase contracts, and selling such contracts to the Company or other affiliates. LINC ceased operations in the second quarter of 1999. On October 29, 1999, three former employees of LINC filed an involuntary petition in the United States Bankruptcy Court for the District of Connecticut seeking LINC's liquidation under Chapter 7 of the United States Bankruptcy Code. Mr. McConnaughy was the Chairman of the Board of the Excellence Group, LLC, which on January 13, 1999, filed a voluntary petition for in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. The Excellence Group's subsidiaries produced labels for a variety of customers.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), Robert A. Simms and William B. Roberts. John G. Poole is an alternate member of the Audit Committee. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

The members of the Compensation and Stock Option Committee are Robert A. Simms (chairman), Thomas L. Chrystie and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1991 Stock Option Plan and the 1997 Long-Term Stock Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Company does not have a Nominating Committee. Shareholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

The Board of Directors held three meetings and twice acted by written consent in 2000. The Audit Committee met three times during 2000, and the Compensation Committee met three times and approximately monthly (eleven times) acted by written consent. Each director attended at least 75% of the meetings, of the Board and its committees of which he was a member, other than Mr. Bradley, Sr., who was absent from one of the three meetings of the full Board.

The Board of Directors recommends a vote "FOR" each of the nominees above.

PROPOSAL NO. 2 - AMENDMENT TO 1997 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, the Company's shareholders will be asked to approve an amendment (the "Amendment") to the Company's 1997 Long-Term Incentive Stock Plan (the "1997 Plan"). The Amendment would increase by 900,000, to a total of 3,400,000, the number of shares of the Common Stock that may be issued pursuant to awards under the 1997 Plan, and would increase, from 750,000 shares to 1,000,000 shares, the maximum lifetime award to any one individual under the 1997 Plan. As certain grants of options (described below) were granted contingent on an increase in the 1997 Plan, adoption of the Amendment would also have the effect of causing such grants to become effective.

In April 1997 the Board of Directors adopted the 1997 Plan, which was subsequently approved by the Company's shareholders. The principal reason for the proposed amendment to the 1997 Plan is that the Company has made grants, net of cancellations, under the 1997 Plan with respect to all of the 2,500,000 shares currently authorized for issuance thereunder, and an additional 81,049 shares. Of such grants, those with respect to 291,583 shares are contingent on approval of this proposal. In addition to the 1997 Plan, the Company's shareholders have authorized the issuance of options to purchase up to 2,700,000 shares under the 1991 Stock Option Plan (the "1991 Plan"), and the Board of Directors has over the course of the Company's history granted compensatory non-plan options with respect to an aggregate of 295,000 shares. As of May 31, 2001, there are 38,650 shares remaining available under the 1991 Plan, which will terminate (without affecting outstanding options) in December 2001. Of the total of 5,200,000 shares authorized for issuance under the 1991 Plan or the 1997 Plan (prior to approval of the Amendment), 1,545,000 have been issued upon exercise of options, 3,697,399 are subject to outstanding options (of which 291,583 are contingent on approval of this proposal), and none remain available for grant. Of the 295,000 compensatory non-plan options, 90,000 have been exercised.

The Board of Directors has determined that the Company's ability to retain and attract qualified personnel would be best served by authorizing the issuance of additional long-term incentives, including stock options, and has therefore amended the 1997 Plan and directed that the amendment be submitted to the shareholders for approval.

The purposes of the 1997 Plan are to align employees' long-term financial interests with those of shareholders, reinforce a performance-oriented culture and strategy, reward employees for increasing the Company's stock price over time and to attract, retain and motivate employees.

The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has complete discretion to select the optionee and to establish the terms and conditions of each award, subject to the provisions of the 1997 Plan. The Committee is authorized to grant any of the following awards to such eligible persons as the Committee may select: options to purchase common stock; stock appreciation rights; other stock awards; and stock payments, any of which may be granted singly, in tandem or in combination as the Committee may determine. Shares of stock subject to awards are shares of common stock, no par value, of the Company.

The 1997 Plan permits the grant of stock options to purchase shares at such exercise price as the Committee may determine. The 1997 Plan permits the grant of stock options in the form of nonqualified stock options as well as incentive stock options as described in Section 422 of the Code. The 1997 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The exercise period for any stock option granted is determined by the Committee at the time of grant, but may not be longer than 10 years from the date of grant. Upon exercise, the option exercise price may be paid in cash, or, if so provided in the option agreement or with the consent of the Committee, by tendering shares of Company stock owned by the optionee, by authorizing the Company or its affiliates to sell the shares subject to the option and assigning to the Company a sufficient amount of the sale proceeds to pay the option price, or any combination of such methods. A stock appreciation right (an "SAR") represents a right to receive a payment in cash, shares or a combination of both, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount that is no less than the fair market value of the shares on the date of grant, unless such award is granted retroactively in substitution for an existing stock option. No SARs have been granted under the 1997 Plan.

Stock awards (including restricted stock) and stock payments may also be granted pursuant to the 1997 Plan. Stock awards may be made in shares of common stock or denominated in units equivalent in value to shares or may otherwise be based on or related to shares of common stock. All or part of any stock award may be subject to conditions and restrictions established by the Committee, which may include continuous service and/or achievement of performance goals. The performance criteria that may be used by the Committee in granting awards contingent on performance goals for officers to which Section 162(m) of the Code is applicable consist of stock price, earnings level and return on equity. The Committee may select one criterion or multiple criteria for measuring performance and the measurement may be based on the performance of the Company and/or on comparative performance with other companies. The Committee may grant awards under the 1997 Plan that are not based on the performance criteria specified above, in which case the compensation paid under such awards to officers to which Section 162(m) of the Code is applicable may not be deductible. In all cases, the minimum vesting requirement for all or a portion of any stock award will be not less than six months. Stock payments may be made pursuant to the 1997 Plan to compensate individuals for amounts otherwise payable in cash, in which case the shares used for such payment will not be applied to the share limitations of the 1997 Plan and no minimum vesting period will apply. No stock awards or stock payments have been granted under the 1997 Plan.

The Committee may grant awards to employees of the Company or of entities in which the Company has a controlling or significant equity interest. As of May 31, 2001, there were approximately 531 persons eligible to participate in the 1997 Plan. Stock options, stock appreciation rights, other stock awards and stock payments may also be granted to employees of other companies who become employees of the Company or an affiliate as a result of a merger, consolidation or acquisition in substitution for stock options or other stock denominated awards held by such employees in such other companies.

The 1997 Plan currently provides that an aggregate maximum of up to 2,500,000 shares of the Company's common stock may be subject to awards under the 1997 Plan, which maximum will increase to 3,400,000 shares if the Amendment is approved at the Annual Meeting. If the Plan Amendment is approved, no more than 1,000,000 shares represented by awards may be granted to any single individual over the life of the 1997 Plan. The revised maximum cumulative grant is an increase of one third from the 750,000 share individual maximum that has been applicable since inception of the 1997 Plan. The Board of Directors believes that the current maximum could be insufficient for use in a compensation package that might need to be offered to recruit a suitable chief operating officer, should such a need arise, and has accordingly recommended that the Plan Amendment effect an increase. The market value of the maximum 3,400,000 shares, if all were outstanding as of May 31, 2001, would be $5,950,000, based on the $1.75 per share closing price reported by Nasdaq for that date. All shares of common stock subject to the 1997 Plan and covered by outstanding awards will be proportionately adjusted, subject to the Committee's discretion, for any future stock splits or consolidations or other corporate transactions.

The provisions governing the disposition of specific awards granted under the 1997 Plan in the event of the retirement, disability, death or other termination of employment of the participant may be determined by the Committee at the time such awards are granted. In general, upon termination of employment of an optionee, all options granted to such person that were not exercisable on the date of such termination terminate immediately, and any options that were then exercisable terminate 90 days (one year in the case of termination by reason of death or disability) following termination of employment, except in the event of termination for cause. In the event of termination for cause, all unexercised options terminate immediately. Awards granted under the 1997 Plan are not transferable or assignable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

Prior to a change of control of the Company, the Committee or the Board of Directors may alter, amend, suspend or discontinue the 1997 Plan or any agreements granted thereunder to the extent permitted by law. However, approval of the shareholders is necessary to increase the number of shares available for awards.

In the event of a change of control of the Company or an affiliate, the Committee or the Board of Directors may take action to accelerate the time period for exercising or realizing awards, to provide for the purchase of awards for an amount equal to the amount that could have been obtained upon the exercise or realization of rights had the awards been currently exercisable or payable, to make adjustments to the awards to reflect the change of control, or to cause outstanding awards to be assumed, or new rights substituted therefore, by the corporation surviving such change.

A copy of the complete text of the 1997 Plan may be obtained upon request from the Office of the Secretary, Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

In January 2001, the Company granted options on an omnibus basis, to all of its supervisory and managerial employees, with respect to a total of 583,166 shares. The grant to each employee was in two pieces: the first having an exercise price of $2.50 per share, and to become exercisable in equal annual installments from January 2002 through January 2006, inclusive, and the second having an exercise price of $4.25 per share, and to become exercisable in equal annual installments from January 2003 through January 2007, inclusive. The second pieces would cause the total amount of awards exercised or outstanding under the 1997 Plan to exceed the plan's 2,500,000 share maximum, and were therefore made contingent on shareholder approval of a plan amendment that would permit such grants. Adoption of the Amendment would have such an effect, and would cause the second pieces to become effective, with respect to a total of 291,583 shares.

As the Company's executive officers have each received such contingent awards, those individuals have a personal interest in approval of the Amendment. The table captioned "Options/Grants in Last Fiscal Year," which appears below in this Proxy Statement, gives information regarding all stock options granted in the year ended December 31, 2000, to the Company's chief executive officer and its four most highly-compensated other executive officers (together with the chief executive officer, the "Named Executive Officers"), whether such options were granted under the 1997 Plan or 1991 Plan, or were non-plan options. Such grants are not contingent on approval of the Amendment. On an aggregate basis, in the year ended December 31, 2000, (i) all current executive officers of the Company as a group were granted options with respect to a total of 413,333 shares, at an exercise price of $1.75 per share, (ii) directors who are not executive officers were not granted options, and (iii) all employees other than executive officers were granted options with respect to a total of 420,500 shares, at a weighted average exercise price of $1.64 per share. The table captioned "New Plan Benefits," which also appears below in this Proxy Statement, describes the January 2001 grants under the 1997 Plan, some of which (as noted above) are contingent on approval of the proposed Amendment.

Options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options.

The recipient of an incentive stock option does not incur ordinary taxable income at the time of grant or exercise of the option. However, the optionee may incur alternative minimum tax upon exercise of the option. The Company is not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after receipt of the shares by the optionee and two years after grant of the incentive stock option, any gain is treated as long-term capital gain. If these holding periods are not satisfied, the optionee recognizes ordinary taxable income equal to the difference between the exercise price, and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. In turn, the Company is entitled to a tax deduction for the amount of the ordinary income recognized by the optionee. Any gain to the optionee in excess of the ordinary income from a disposition which does not meet the statutory holding period requirements, is long-term capital gain if the sale occurs more than one year after exercise or short-term capital gain if the sale occurs within one year after the exercise.

Options that do not qualify as incentive stock options are nonstatutory stock options. An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at time of exercise over the exercise price. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) is treated as capital gain or loss.

Approval of the proposed amendment to the 1997 Plan requires the affirmative vote of a majority of the votes cast at the meeting by the shareholders entitled to vote thereon. The Board of Directors recommends a vote "FOR" this proposal.



PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, on recommendation of the Audit Committee, has appointed the accounting firm of KPMG LLP to be the Company's independent auditors for the year ending December 31, 2001.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG LLP at the Annual Meeting, the Board of Directors will select another firm of independent public accountants. Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

AUDIT FEES

The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $210,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The Company did not incur any fees billed by KPMG for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

The aggregate fees billed by KPMG for services rendered to the Company, including the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000, were $402,000, consisting of audit related fees in the amount of $210,000 and non-audit fees in the amount of $192,000. Audit related services included accounting consultation, services related to review of quarterly reports, and registration of the Company's securities. The non-audit services consisted primarily of tax services. In the course of its meetings, the Audit Committee has considered whether KPMG's provision of these other services is compatible with maintaining KPMG's independence.

The Board of Directors recommends a vote "FOR" ratification of the selection of KPMG LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2000, 1999 and 1998 by the Company's chief executive officer and by the four most highly compensated individuals (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 2000.

SUMMARY COMPENSATION TABLE

       ================================= ========= ======================== =================== =================
                                                        Compensation for        Long Term          All Other
                                                          period shown         Compensation     Compensation (2)
                                                                                Awards (1)
       --------------------------------- --------- ------------------------ -------------------
       Name and Principal Position         Year      Salary        Bonus       Options/SARs
       --------------------------------- --------- ------------ ----------- ------------------- -----------------
       CHARLES E. BRADLEY, JR.             2000       $525,000     $750,000            333,333            $1,446
       President & Chief                   1999        500,000      300,000            780,240             1,380
       Executive Officer                   1998        450,000      750,000            498,400             1,380
       --------------------------------- --------- ------------ ----------- ------------------- -----------------
       NICHOLAS P. BROCKMAN                2000        165,000      116,000             10,000             1,292
       Senior Vice President -             1999        151,000       72,000            103,000             1,027
       Collections                         1998        137,000       88,000             84,600               996
       --------------------------------- --------- ------------ ----------- ------------------- -----------------
       CURTIS K. POWELL                    2000        191,000      105,000             10,000             1,430
       Senior Vice President -             1999        182,000       73,000            178,000             1,130
       Marketing                           1998        170,000      107,000            178,000             1,046
       --------------------------------- --------- ------------ ----------- ------------------- -----------------
       RICHARD P. TROTTER                  2000        161,000       77,000             10,000             1,278
       Senior Vice President -             1999        148,000       65,000            192,600             1,027
       Originations                        1998        137,000       87,000            192,600               988
       --------------------------------- --------- ------------ ----------- ------------------- -----------------
       WILLIAM L. BRUMMUND, JR.            2000        161,000       89,000             10,000             1,302
       Senior Vice President -             1999        153,000       58,000            132,600             1,046
       Administration                      1998        143,000       92,000             84,600             1,002
       ================================= ========= ============ =========== =================== =================


(1) Number of shares that might be purchased upon exercise of options that were granted in the period shown. Options granted in 1998 were subsequently cancelled in a 1999 repricing.
(2) Amounts in this column represent (a) Company contributions to the Employee Savings Plan (401(k) Plan), in the amount of $600 per year per individual, and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 2000, did not grant any stock appreciation rights to any of the named executive officers, and granted options to such officers on two occasions. The Company in the past had made a practice of granting stock options to its executive officers and other employees from time to time, and in September 2000 granted options to each of its named executive officers. Each named executive officer other than the chief executive officer received in September a grant of options with respect to 10,000 shares, to become exercisable at the then-current market price of $1.75 per share. The chief executive officer received in September and October grants of options with respect to an aggregate of 333,333 shares, also to become exercisable at $1.75 per share.


------------------------------------------------------------------------------------------- ----------------------------
OPTIONS/GRANTS IN LAST FISCAL YEAR -                                                        Potential Realizable Value
INDIVIDUAL GRANTS                                                                           at Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                                                                                            for Option Term
------------------------------------------------------------------------------------------- ----------------------------
                                     Number of       Percent of                                                            N
                                       Shares       Total Options  Exercise                                                O
                                     Underlying     Granted to      or Base    Expiration                                  T
Name                                  Options      Employees in      Price        Date           5%            10%         E
                                      Granted          2000        ($/Share)                                               S
---------------------------------- --------------- -------------- ------------ ------------ ------------- -------------- ------
Charles E. Bradley, Jr.                   250,000         29.98%     1.75        9/21/10        $173,335       $535,153    (1)
                                           83,333          9.99%     1.75        9/21/10         $57,778       $178,384    (2)
---------------------------------- --------------- -------------- ------------ ------------ ------------- -------------- ------
Richard P. Trotter                         10,000          1.20%     1.75        9/21/10          $6,933        $21,406    (3)

---------------------------------- --------------- -------------- ------------ ------------ ------------- -------------- ------
Curtis K. Powell                           10,000          1.20%     1.75        9/21/10          $6,933        $21,406    (3)

---------------------------------- --------------- -------------- ------------ ------------ ------------- -------------- ------
William L. Brummund, Jr.                   10,000          1.20%     1.75        9/21/10          $6,933        $21,406    (3)

---------------------------------- --------------- -------------- ------------ ------------ ------------- -------------- ------
Nicholas P. Brockman                       10,000          1.20%     1.75        9/21/10          $6,933        $21,406    (3)

---------------------------------- --------------- -------------- ------------ ------------ ------------- -------------- ------


Numbered notes above refer to the associated options becoming exercisable in cumulative installments as follows:

(1) Exercisable from March 21, 2001.
(2) Becomes exercisable in four equal installments on March 21, 2001, January 1, 2002, January 1, 2003, and January 1, 2004.
(3) Becomes exercisable in five equal installments on January 1, 2001, January 1, 2002, January 1, 2003, January 1, 2004 and January 1, 2005.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 2000, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the December 31, 2000, value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, or under the 1997 Long-Term Incentive Stock Plan, at an option price per share at no less than the fair market value per share on the date of grant.

================================== ======================================== ==========================================
Name                               Number of Unexercised Options at         Value of Unexercised In-the-Money
                                   December 31, 2000                        Options at December 31, 2000 (1)
                                   Exercisable/Unexercisable                Exercisable/Unexercisable
---------------------------------- ---------------------------------------- ------------------------------------------
Charles E. Bradley, Jr.            517,640/420,933                          $420,582/$71,175
---------------------------------- ---------------------------------------- ------------------------------------------
Nicholas P. Brockman               59,400/63,600                            $48,262/$43,550
---------------------------------- ---------------------------------------- ------------------------------------------
Curtis K. Powell                   94,250/83,750                            $76,578/$59,921
---------------------------------- ---------------------------------------- ------------------------------------------
Richard P. Trotter                 132,100/60,500                           $107,331/$41,031
---------------------------------- ---------------------------------------- ------------------------------------------
William L. Brummund, Jr.           85,000/47,600                            $69,062/$30,550
================================== ======================================== ==========================================


(1) Valuation based on the last sales price on December 31, 2000 of $1.4375 per share, as reported by Nasdaq.


NEW PLAN BENEFITS - 1997 LONG-TERM STOCK INCENTIVE PLAN

------------------------------------ --------------------- ------------ ---------------- ----------------------------
                  Name and Position      Number of Shares     Exercise      Vesting (1)            Market Value of
                                       Underlying Options        Price                       Underlying Shares (2)
                                                  Granted    ($/Share)
------------------------------------ --------------------- ------------ ---------------- ----------------------------
CHARLES E. BRADLEY, JR.                            83,333         2.50      2002 - 2006                $149,999
President & Chief Executive Officer                83,333*        4.25      2003 - 2007                 149,999
------------------------------------ --------------------- ------------ ---------------- ----------------------------
NICHOLAS P. BROCKMAN                               10,000         2.50      2002 - 2006                  18,000
Senior Vice President - Collections                10,000*        4.25      2003 - 2007                  18,000
------------------------------------ --------------------- ------------ ---------------- ----------------------------
CURTIS K. POWELL                                   10,000         2.50      2002 - 2006                  18,000
Senior Vice President - Marketing                  10,000*        4.25      2003 - 2007                  18,000
------------------------------------ --------------------- ------------ ---------------- ----------------------------
RICHARD P. TROTTER                                 10,000         2.50      2002 - 2006                  18,000
Senior Vice President -                            10,000*        4.25      2003 - 2007                  18,000
Originations
------------------------------------ --------------------- ------------ ---------------- ----------------------------
WILLIAM L. BRUMMUND, JR.                           10,000         2.50      2002 - 2006                  18,000
Senior Vice President -                            10,000*        4.25      2003 - 2007                  18,000
Administration
------------------------------------ --------------------- ------------ ---------------- ----------------------------
All current executive officers as                 153,333         2.50      2002 - 2006                 275,999
a group                                           153,333*        4.25      2003 - 2007                 275,999
------------------------------------ --------------------- ------------ ---------------- ----------------------------
All current directors and nominees                   none           --               --                      --
who are not executive officers, as
a group

------------------------------------ --------------------- ------------ ---------------- ----------------------------
All employees who are not                         138,250         2.50      2002 - 2006                 248,850
executive officers, as a group                    138,250*        4.25      2003 - 2007                 248,850
------------------------------------ --------------------- ------------ ---------------- ----------------------------


* These option grants are contingent on approval of the "Plan Amendment," described on pages 4 - 7 of this Proxy Statement.
(1) Vesting means the date at which the specified option will become exercisable. Where the vesting is indicated as "2002-2006," the related options are to become exercisable in five equal annual increments on January 1 of 2002, 2003, 2004, 2005 and 2006. Where the vesting is indicated as "2003-2007," the related options are to become exercisable (only if the Plan Amendment is approved) in five equal annual increments on January 1 of 2003, 2004, 2005, 2006 and 2007.
(2) The market value of the underlying shares is based on the $1.80 per share closing price of such shares reported by Nasdaq as of June 7, 2001.

The immediately preceding table describes certain options granted in January 2001, some of which grants (those marked with an asterisk in the table) are contingent on approval at the Annual Meeting of a proposed amendment to the 1997 Plan. The securities underlying all of the options granted in January are shares of the common stock, no par value, of the Company. The consideration to be received by the Company for the grant of the options is continued service by the optionees as employees at least through the respective vesting dates of the options. All of the options described in such table will expire on January 15, 2011 (or earlier if certain events, such as a termination of employment or acquisition of the Company, should occur).

BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors, and if such employees achieve certain individual objectives. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 2000, the Company paid director compensation of $125,000 to Mr. Bradley, Sr., for his service as Chairman of the Board of Directors. Mr. Bradley, Jr., President of the Company, received no additional compensation for his service as a director. The remaining directors received a retainer of $1,000 per month and an additional fee of $500 per diem for attendance at meetings. In April 2001, the Board granted to Mr. Poole an option to purchase up to 30,000 shares of the Company's common stock at $1.70 per share, which was the then-prevailing market price.



--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

As to base salary, the Company's objective is to establish base salaries at levels competitive with those in its industry. The Compensation Committee, acting on the recommendation of the chief executive officer, approves annual adjustments in base salaries of officers other than the chief executive officer.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 2000, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined initially by the Compensation Committee, acting on the recommendation of the chief executive officer, and is then made definite by action of the Board of Directors as a whole. The principal determining factor in the amount of bonus is whether the Company as a whole has met its objectives for the year. Such objectives may be set by the Board of Directors or by the Compensation Committee during the year. Other factors in determining the amount of bonus are whether the executive has met individual objectives set by the chief executive officer and a subjective evaluation of the officer's performance.

Applying the above principles, the Compensation Committee in 2000 approved bonus compensation to the named executive officers, other than the chief executive officer, of approximately 48% to 70% of their respective base salaries for the year ended December 31, 2000. Such percentages were substantially lower that the maximum bonuses targeted for such individuals, and reflect the fact that the Company did not meet record earnings in 2000, but instead recorded a loss. The percentages awarded generally reflective of the extent to which the named executive officers met their individual objectives.

The Company's long-term incentive plan has consisted of awards of incentive and non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Such stock option compensation is designed to provide an incentive to create shareholder value over a sustained period of time. The Company believes that stock options are a valuable tool in compensating and retaining employees.

In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include the Company's revenue and income (or loss) and cash flow. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to seek to be competitive with financial services companies similar to the Company, but to have a large percentage of his target compensation be dependent upon the Company's financial performance. During the year ended December 2000, the Company's chief executive officer, Charles E. Bradley, Jr., received $525,000 in base salary, which was a 5% increase from a rate of $500,000 per year applicable to 1999. In setting that rate in the spring of 2000, the Compensation Committee considered primarily the levels of chief executive officer compensation prevailing among competitive financial services companies.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers. In the spring of 2000, the Compensation Committee reviewed the Company's internal projections for 2000, took note of the uncertainties facing the Company, and determined to set the target bonus for the chief executive officer at 150% of base salary.

The Compensation Committee in January 2001 reviewed the Company's and the chief executive officer's performance in 2000, and approved bonus compensation to the chief executive officer of $750,000, representing 143% of that executive's base salary for the year ended December 31, 2000. In determining to award such a bonus, the Compensation Committee primarily considered the levels of compensation that are paid by other companies comparable in size to the Company. The Committee also considered the challenges faced in maintaining the Company's origination and collection mechanisms in adverse market conditions, the successful negotiation of modifications to the Company's senior debt, and the success in obtaining for the Company a note purchase facility that can be used to purchase installment paper for subsequent resale. In determining to reduce the bonus awarded below the target level of 150%, the Compensation Committee took into account that the Company did incur a loss for the year.



/s/ THE COMPENSATION COMMITTEE

Robert A. Simms (chairman)
Thomas L. Chrystie
William B. Roberts
--------------------------------------------------------------------------------

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee, the following Performance Graph and the report of the Audit Committee, below, shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from December 31, 1995 through December 31, 2000, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on December 31, 1995 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.



                              [graph depicted here]


                                                  DEC 1995     DEC 1996     DEC 1997     DEC 1998     DEC 1999      DEC 2000
                                                  --------     --------     --------     --------     --------      --------
Consumer Portfolio Services, Inc.                   100.0        123.3        105.5         42.5         17.1          15.8
Nasdaq Stock Market (U.S.)                          100.0        123.0        150.7        212.5        394.8         237.4
Nasdaq Financial Stocks (U.S. & Foreign)            100.0        128.4        196.3        190.7        189.5         204.7


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of May 31, 2001, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, nominee or named executive officer of CPS, and (iii) all directors, nominees and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Brummund, Jr., Powell and Trotter is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                        Amount & Nature of  Percent
Name & Address of Beneficial Owner                                                Beneficial Ownership (1)  of Class
----------------------------------                                                ------------------------  --------
Charles E. Bradley, Sr..........................................................           3,317,219 (2)      17.3%
    Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
William B. Roberts..............................................................           1,063,982           5.5%
    Monmouth Capital Corp., 126 East 56th Street, New York, NY 10022
John G. Poole...................................................................             667,193 (3)       3.4%
   Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
Robert A. Simms.................................................................             331,944 (4)       1.7%
    55 Railroad Ave., Plaza Suite, Greenwich, CT 06830
Thomas L. Chrystie..............................................................             182,100 (5)       0.9%
    P.O. Box 640, Wilson, WY 83014
John E. McConnaughy, Jr.........................................................             100,000           0.5%
    Atlantic Capital Partners, 3 Parkland Drive, Darien, CT 06820
Daniel S. Wood..................................................................                   0             0%
    600 Depot St., Latrobe, PA 05650
Charles E. Bradley, Jr..........................................................           3,108,906 (6)      15.5%
Nicholas P. Brockman............................................................             144,491           0.7%
William L. Brummund, Jr.........................................................             142,973           0.7%
Curtis K. Powell................................................................             116,716           0.6%
Richard P. Trotter..............................................................             157,559           0.8%
All directors, nominees and executive officers combined (16 persons)............           8,966,162 (7)      42.6%
Levine Leichtman Capital Partners II, L.P.......................................           4,553,500 (8)      23.7%
    335 North Maple Drive, Suite 240, Beverly Hills, CA 90210
FSA Portfolio Management Inc....................................................           1,702,334 (9)       8.1%
    350 Park Avenue, New York, NY 10022



(1) Includes certain shares that may be acquired within 60 days after May 31, 2001 from the Company upon exercise of options, as follows: Mr. Poole, 30,000 shares; Mr. Bradley, Jr., 802,907 shares; Mr. Brummund, 98,100 shares; Mr. Brockman, 76,500 shares; Mr. Powell, 116,000 shares; and Mr. Trotter, 153,900 shares.
(2) Includes 207,490 shares owned by the named person's spouse, as to which he has no voting or investment power, and 517,791 shares owned by two corporations (Stanwich Financial Services Corp. and Stanwich Partners, Inc.) of which the named person is president and a director. Includes 620,000 shares that are subject to options in favor of Mr. Chrystie and Mr. Bradley, Jr.
(3) Includes 333,333 shares issuable upon conversion of $1,000,000 of Company debt held by the named person.
(4) Includes 16,944 shares owned by Mr. Simms's spouse, as to which he has no voting or investment power.
(5) Includes 162,100 shares held by the Thomas L. Chrystie Living Trust, and 20,000 shares that Mr. Chrystie may acquire upon exercise of an option written by Stanwich Financial Services Corp.

(6) Includes 1,058,818 shares held by trusts of which Mr. Bradley is the co-trustee, and as to which shares Mr. Bradley has shared voting and investment power. One such trust holds 211,738 shares for the benefit of Mr. Bradley. The co-trustee, who has shared voting and investment power as to all such shares (representing 5.4% of outstanding shares), is Kimball Bradley, whose address is 11 Stanwix Street, Pittsburgh, PA 15222. Also includes 600,000 shares that Mr. Bradley, Jr. has the presently exercisable right to acquire from Mr. Bradley, Sr.
(7) Includes 1,827,100 shares that may be acquired within 60 days after May 31, 2001, upon exercise of options and conversion of convertible securities.
(8) Comprises 4,552,500 issued shares and 1,000 shares that are issuable upon exercise of an outstanding warrant.
(9) Represents shares issuable upon exercise of a presently exercisable warrant.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company. Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all required reports were timely filed, except as follows: the Company's president, Charles E. Bradley, Jr. filed one report late, with respect to two transactions in the Company's partially convertible 10.50% notes due 2004.



--------------------------------------------------------------------------------
AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2000 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company. Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

The Audit Committee serves in its oversight role pursuant to a written charter adopted by the Board of Directors. A copy of that charter is attached to this Proxy Statement as Exhibit A.

                                     /s/ The Audit Committee

                                          Thomas L. Chrystie (chairman)
                                          William B. Roberts
                                          Robert A. Simms
--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

CPS LEASING. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. CPSL financed its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of March 31, 2001, the total amount outstanding under the two lines of credit was approximately $2.2 million, of which the Company had guarantied approximately $1.0 million. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of March 31, 2001, is approximately $2.3 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

NAB ASSET CORP. The Company holds 38% of the outstanding shares of NAB Asset Corp. ("NAB"), a corporation of which Mr. Bradley, Sr., is the chairman and chief executive officer and of which Mr. Bradley, Jr., is a director. The Company has agreed to approve a proposed reorganization of NAB under Chapter 11 of the bankruptcy code, in which it will be provided that creditors of NAB be paid in full, that shareholders of NAB other than the Company and one other shareholder receive cash in the amount of $0.125 per share, and that the Company and the one other shareholder continue to hold a minority interest in NAB. Among the creditors of NAB to be paid is Stanwich Financial Services Corp. ("SFSC"), which is a corporation of which Mr. Bradley, Sr., is sole director and chief executive officer and, indirectly, the sole shareholder. The debt to be repaid to SFSC is approximately $6.1 million, which is to be repaid over the time period originally applicable to such debt.

CARS USA. In the ordinary course of its business operations, the Company from time to time purchases retail automobile installment contracts from an automobile dealer, Cars USA, which is owned by a corporation of which Mr. Bradley, Sr., and Mr. Bradley, Jr., are the principal shareholders. During the year ended December 31, 2000, the Company purchased 28 such contracts, with an aggregate principal balance of approximately $414,000. The Company paid an aggregate of approximately $400,000 for such contracts. All such purchases were on the Company's normal business terms. Cars USA is indebted to the Company, in the amount of approximately $688,000 as of December 31, 2000.

LEVINE LEICHTMAN. In March 2000, the Company and Levine Leichtman Capital Partners II, L.P. ("LLCP") restructured the outstanding indebtedness of the Company in favor of LLCP, which had been in default. In the restructuring, (i) all existing defaults were waived or cured, (ii) LLCP lent an additional $16 million ("Tranche A") to the Company, (iii) the proceeds of that loan (net of fees and expenses) were used to repay all of the Company's outstanding senior secured indebtedness, (iv) the outstanding $30 million of subordinated indebtedness in favor of LLCP was exchanged for senior indebtedness ("Tranche B"), (v) the Company granted a blanket security interest in favor of LLCP, to secure both Tranche A and Tranche B, and (vi) LLCP released SFSC and others (including Mr. Bradley, Sr., Mr. Bradley, Jr., and Mr. Poole) of any liability for failure to invest $15 million in the Company, as SFSC had previously agreed to do. Tranche A is due July 2001, and bears interest at 12.50% per annum; Tranche B is due November 2003, and bears interest at 14.50% per annum. The interest rate is subject to increase by 2.0% in the event of a default by the Company. In the restructuring, the Company paid a fee of $325,000, paid accrued default interest of $300,000, issued 103,500 shares of common stock to LLCP, and paid out-of-pocket expenses of approximately $250,000. The terms of the transaction were determined by negotiation between the Company and LLCP.

In January 2001, the Company prepaid $4 million of the $30 million then outstanding of Tranche B. Such prepayment was a condition to obtaining LLCP's consent to the prepayment of $4 million of debt outstanding in favor of SFSC. In connection with such prepayment, the Company paid LLCP a consent fee of $200,000.

SFSC. On September 30, 1999, the Company issued $1.5 million of promissory notes to SFSC. The notes bear interest at the rate of 14.5% per annum. As part of a related agreement, the Company agreed to issue warrants to purchase 207,000 shares of the Company's common stock at the price of $0.01 per share. Those warrants were never issued, and in the March 2000 restructuring, described above, SFSC agreed to accept 103,500 shares of common stock in place of such 207,000 warrants. Throughout 2000, the Company was indebted to SFSC in the principal amount of $20.5 million, and paid interest monthly with respect to that debt. Such interest payments totaled $2.1 million in 2000. Due to the retirement of a portion of such debt (see below), such interest is estimated at $1.6 million for the current year. The Company also throughout 2000 was indebted to John G. Poole, a director, in the principal amount of $1,000,000, and paid interest monthly with respect to that debt. Such interest payments totaled $125,000 in 2000, and are estimated to be the same in the current year.

In the first quarter of 2001, the Company prepaid $4 million out of a total of $20.5 million of debt outstanding in favor of SFSC. The $200,000 consent fee required by LLCP was recouped by application of a $200,000 discount in the prepayment to SFSC.

EMPLOYEE INDEBTEDNESS. The Company has from time to time lent money to its employees, including officers. Such borrowings are evidenced by promissory notes, and generally bear interest at 10% per annum. Charles E. Bradley, Jr. (president and a director) and Nicholas P. Brockman (a senior vice president) were indebted to the Company in excess of $60,000 at various times since January 1, 2000. The maximum indebtedness of Mr. Bradley was $88,436 as of January 1, 2000, and the maximum indebtedness of Mr. Brockman was $154,618 as of January 1, 2000. As of May 31, 2001, Mr. Bradley's and Mr. Brockman's indebtedness to the Company was $0 and $60,618 respectively.

FSA. In November 1999 the Company entered into a revolving note purchase facility, using the proceeds of sale of such notes to purchase automotive receivables. Financial Security Assurance Inc. ("FSA"), which is the beneficial holder of in excess of 5% of the Company's stock, issued a financial guaranty insurance policy with respect to all payments of principal and interest called for by such notes, for which it receives fees and insurance premiums. FSA has also issued financial guaranty insurance policies with respect to payments of interest and principal due under specified asset-backed securities sponsored by the Company and issued at various times from 1994 through 1998, for which it also receives fees and insurance premiums.

The agreements and transactions described above (other than those between the Company and LLCP or the Company and FSA) were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Amendment to 1997 Long-Term Incentive Stock Plan) and Proposal No. 3 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the amendment to the 1997 Long-Term Incentive Stock Plan; and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2001; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.



SHAREHOLDER PROPOSALS

The Company expects to hold its year 2001 Annual Meeting of Shareholders on Wednesday, June 12, 2002. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than February 8, 2002.

EXHIBIT A TO PROXY STATEMENT

CONSUMER PORTFOLIO SERVICES, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER



The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's auditors.

The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq. The members of the Audit Committee shall be appointed by the Board to serve indefinite terms, subject to removal by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter and submit it to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such expenses.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8. Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the auditor.

10. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

12. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

13. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

16. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

17. Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

18. Meet at least annually with chief financial officer and the independent auditor in separate executive sessions.


While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to ensure compliance with laws and regulations.

FORM OF PROXY

                       CONSUMER PORTFOLIO SERVICES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 5, 2001

  The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on Thursday, July 5, 2001, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Thurman R. Blizzard, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

/SEE REVERSE SIDE/


/x/ Please mark
    votes as in
    this example      PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                                                                                                            FOR   AGAINST  ABSTAIN
1. Election of Directors Nominees:                            2. To amend the Company's 1997 Long-Term     / /     / /     / /
   Charles E. Bradley, Jr., Thomas L. Chrystie,                  Stock Incentive Plan to increase the number
   William B. Roberts, John G. Poole, Robert A. Simms,           of shares issuable pursuant to awards under
   John E. McConnaughy, Jr., Daniel S. Wood                      the plan from 2,500,000 to 3,400,000, and otherwise.



   FOR ALL                    WITHHELD
   NOMINEES                   FROM ALL
                              NOMINEES
    /  /                        /  /      MARK HERE FOR  / /  3. To ratify the appointment of KPMG         / /     / /     / /
                                          ADDRESS CHANGE         LLP as independent auditors of the
                                          AND NOTE BELOW         Company for the year ending December 31, 2001.

/ /----------------------------------                         4. To transact such other business as
For all nominees except as noted above                           may properly come before the meeting
                                                                 or any adjournment(s) thereof.


                                                              This proxy should be signed by the
                                                              shareholder(s) exactly as his or her
                                                              name(s) appear(s) hereon, dated and
                                                              returned promptly in the enclosed
                                                              envelope. Persons signing in a
                                                              fiduciary capacity should so
                                                              indicate. If shares are held by
                                                              joint tenants or as community
                                                              property, both persons should sign.

Signature:_____________________________   Date:_________________  Signature:_____________________________ Date:________________